EXHIBIT 10.1

Repro Med Systems, Inc.

d/b/a KORU Medical Systems

Summary of Non-Employee Director Compensation

The Board of Directors of Repro Med Systems, Inc. d/b/a KORU Medical Systems (the “Company”) has approved the following compensation for its non-employee directors effective with approval of the Company’s 2021 Omnibus Equity Incentive Plan by its shareholders on May 18, 2021.

In each case payable quarterly at the end of each fiscal quarter beginning with the quarter ended June 30, 2021 and subject to proration for partial quarter service:

Non-employee Directors (other than Chairman): $110,000 annually, of which $50,000 is paid in cash and $60,000 is paid in shares of the Company’s Common Stock.

Chairman of the Board: $140,000 annually, of which $50,000 is paid in cash and $90,000 is paid in shares of the Company’s Common Stock.

Chairman of the Audit Committee: additional $15,000 annually paid in cash.

Chairman of the Compensation Committee: additional $11,500 annually paid in cash.

Chairman of the Nominating and Corporate Governance Committee: additional $7,500 annually paid in cash.

Compensation payable in shares of Common Stock is based on the closing price of the Common Stock on the last day of each fiscal quarter as reported by the Nasdaq Capital Market (or such other quotation system or exchange on which the Common Stock is then traded).